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                                                                    Exhibit 10.7

                      AMENDMENT TO SEVERANCE PAY AGREEMENT


          This is an amendment (the "AMENDMENT") to the Severance Pay Agreement (the "AGREEMENT") dated May 15, 1994, between Investors Bank Corp. (the "COMPANY") and LYNN V. BUELTEL (the "EMPLOYEE").

          WHEREAS, the Employee and the Company entered into a Severance Pay Agreement dated as of May 15, 1992 (the "ORIGINAL AGREEMENT"), which Original Agreement was replaced and superseded by the Agreement;

          WHEREAS, the Company may be purchased by or otherwise combined with Firstar Corporation and/or one or more of its affiliate entities (collectively "FIRSTAR");

          WHEREAS, as a condition precedent to such purchase or combination, Firstar is requiring that the Employee agree to the terms of this Amendment; and

          WHEREAS, the Employee acknowledges that he receives substantial benefit from the planned purchase.

                               TERMS OF AGREEMENT


          NOW, THEREFORE, the Employee and the Company agree that the Agreement is amended as follows:

          1. EFFECTIVE DATE. This Amendment becomes effective upon effectiveness of the merger of the Company into a subsidiary of Firstar (the "EFFECTIVE DATE"). On the Effective Date, the Firstar entity employing the Employee will be considered to be the "Company" under the terms of the Agreement.

          2. TERM OF AGREEMENT. Section 1 of the Agreement is deleted and replaced with the following:

               "This Agreement shall be for one-year term commencing on the Effective Date and continuing until one year after the Effective Date (the "CONTRACT END DATE")."

          3. TERMINATION OF EMPLOYMENT. Section 2 of the Agreement is amended by deleting subsection (b) ["(b) the Employee shall have voluntarily exercised his option to terminate his employment with one hundred twenty (120) days of the date of Change in Control,; or"]. The Employee will only be entitled to receive the benefits outlined in the Agreement if he terminates employment for "Good Reason" (as defined in the Agreement).

          Section 2 is further amended by adding the following at the end of
Section iii:

          "Notwithstanding the foregoing, the Company can terminate the Employee without Cause, death or disability provided that the severance amount is paid."

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          4.   CHANGE IN CONTROL.  The following is added to the end of Section
3(i) ["Change in Control"]:

          "The purchase, acquisition or other combination of Investors Bank Corp. ("INVESTORS") by Firstar will be considered a 'Change in Control,' effective as of the Effective Date. The parties agree that, for purposes of this Agreement (as amended), a Change in Control will be deemed to have taken place on (but not prior to) the Effective Date, regardless of any contrary language in the Agreement."

          5. TERMINATION FOR "GOOD REASON." Subsections 3(ii)(a) - (e) are deleted and replaced with the following:

               "(i) the assignment to the Employee of employment responsibilities which are not of comparable responsibility and status of the position of Senior Vice President of Firstar Bank Minnesota, N.A., consisting generally of the duties described by Michael Schmitz in a letter delivered contemporaneously with this Amendment;

               (ii) a reduction by the Company in the Employee's base salary below the base salary in effect for the Employee on August 1, 1994;

               (c) The Company's requiring the Employee to be based anywhere other than within 50 miles of the Employee's office location immediately prior to a Change in Control, except for requirements of temporary travel on the Company's business to an extent substantially consistent with the Employee's business travel obligations immediately prior to a Change in Control; or

               (d) except to the extent otherwise required by applicable law, the failure of the Company to continue the Employee's participation in any benefit or compensation plan, stock ownership plan, stock purchase plan, bonus plan, life insurance plan, health plan or disability plan, or any fringe benefit (including vacation time) on a comparable basis to that provided to other Firstar executives with comparable duties;

               (e)  the failure of the Company to obtain, as specified in
          Section 5(i) hereof, an assumption of the obligations of the Company to perform this Agreement by any successor of the Company within 15 days after written notice by the Employee.

          Notwithstanding the foregoing, none of the foregoing events shall be considered "Good Reason" if it occurs in connection with the Employee's death or disability."

          6. DEFINITION OF "CAUSE." Section 3(iii) is deleted and replaced with the following:

          "'Cause' shall mean the Employee has (i) engaged in serious misconduct which results in demonstrable and serious injury to the Company, monetary or otherwise; (ii) been convicted of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all right of appeal; or (iii) unreasonably neglected or refused to perform the Employee's duties or responsibilities (unless significantly changed without the Employee's consent)."

          7. SEVERANCE PAYMENT. Subparagraph (ii) of Section 4 of the Agreement is deleted and replaced with the following:

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               "(ii)     In lieu of any further base salary, incentive
          compensation and bonus payments, as well as continued participation in any other stock purchase plan or similar plan and all other benefit plans and programs of any nature, to the Employee for periods subsequent to the date that the termination of the Employee's employment becomes effective, the Company shall pay as severance pay to the employee the Employee's choice of either:

                    (a) A lump-sum cash amount equal to the remaining base salary payments (plus a prorated bonus based on the prior year's bonus paid to similarly situated employees) due to the Employee from the date of termination to the Contract End Date. OR

                    (b) Bi-weekly severance payments and continued benefits which are provided to Firstar employees (with a similar length of service) who are subject to a reduction-in-force in accordance with the terms of Firstar's severance program in effect on the date of termination. If option '(b)' is selected, the Employee will be subject to all of the terms of Firstar's severance program then in effect, including the requirement that the Employee execute a Severance Agreement, including a release of claims. Notwithstanding the requirement that severance payments be made in a lump sum, if this option '(b)' is selected, payments will be made bi-weekly.

          It is the intention of the Company and the Employee that no portion of any payment under this Agreement, or payments to or for the benefit of the Employee under any other agreement or plan, be deemed to be an excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), or of any successor provision. It is agreed that the present value of all payments to or for the benefit of the Employee in the nature of compensation to which
          Section 280G of the Code applies (in the aggregate "TOTAL PAYMENTS") shall not exceed an amount equal to one dollar less than the maximum amount which the Employee may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within 30 days following the earlier of (x) the effective date of such termination or (y) the giving of notice by the Company to the Employee of its belief that there is a payment or benefit due the Employee which will result in an excess parachute payment as defined in Section 280G of the Code, the chief financial officer of the Company shall make a good faith determination of the amount of any reduction necessary to comply with the provisions of this section, after consultation with the advisors then regularly retained by the Company, including tax counsel selected by the Company and reasonably acceptable to the Employee. A written statement setting forth the calculation thereof shall be prepared and provided to the Employee. In the event that such calculation determines that there would be an excess parachute payment, the payments to be made hereunder shall be modified, reduced or eliminated as specified by the Employee in writing delivered to the Company within 30 days of his receipt of such calculation or, if the Employee fails to so notify the Company, then as the Company shall reasonably determine, so that under the basis of calculation prepared by the Company there will be no excess parachute payment. The provisions of this section, including the calculations and notices provided for herein shall be based upon the conclusive presumption that (x) the compensation and benefits provided for in

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          Section 5.04(a) hereof and (y) any other compensation earned prior to the Change in Control by the Employee pursuant to the Company's compensation programs if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control, are reasonable compensation for services rendered prior to the Change in Control. In the event that the provisions of Section 280G and 4999 of the Code are repealed without succession this section shall be of no further force or effect."

          8. SUCCESSORS. The Employee acknowledges that Firstar's (or any affiliate's) agreement to the term of this Agreement satisfies the requirement that the Company obtain any successor's consent to assume the Agreement, as outlined in Section 5 and other portions of the Agreement.

          9. AMENDMENT. The Agreement, as amended by this Amendment, may not be further amended without written consent of Firstar.

          10. OTHER TERMS. Except as modified in this Amendment, the terms of the Agreement remain in full force and effect.

          Dated: as of August 1, 1994, but not effective until the Effective Date identified in paragraph 1 above.

                              INVESTORS BANK CORP.


                              By:________________________

                              Name and Title:  ______________


                              EMPLOYEE:


                              __________________________
                              Lynn V. Bueltel

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          The undersigned, on behalf of Firstar Corporation and its affiliates, approves the foregoing, and agrees to assume the above-referenced Agreement(as amended by this Amendment) if Firstar purchases or otherwise is combined with Investors Bank Corp.

                              FIRSTAR CORPORATION


                              By:________________________

                              Name and Title:  ______________